Exhibit 99.1
Contact:
Rick Iler, CFO
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

                 Groendyke Transport Inc. To Keep Fleet InTouch

      Groendyke is Latest Fleet to Join SiriCOMM's Direct Marketing Efforts

Joplin, MO. - December 13, 2005-- SiriCOMM, Inc. (OTC BB: SIRC), an applications service provider and nationwide broadband wireless network operator serving the highway transportation industry, today announced that Groendyke Transportation, Inc., one of the nation's largest tank-truck carriers, has agreed to market InTouch to it's driver fleet.

SiriCOMM recently introduced Fleet InTouch, a direct marketing program that enables truck fleets to market InTouch accounts directly to their drivers. Groendyke joins a growing list of fleets participating in the program.

Groendyke, based in Enid, OK, employs 988 drivers that safely deliver a variety of bulk transportation and logistic services ranging from chemicals and petroleum to food grade products. Groendyke purchases fuel for its trucks at Pilot Travel Centers and Love's Travel Stops, two travel centers chains that feature the SiriCOMM Wi-Fi Hot Spot network.

"Transporting bulk products requires a dedicated team of qualified professional drivers. In order to attract and retain the best drivers, our core value remains to provide drivers with services that deliver clear benefit to their life on the road," commented Dan Buckley, vice president and chief information officer for Groendyke. "We see wireless Internet access through InTouch offering real advantages that our drivers will appreciate."

About Groendyke
---------------
As one of the largest tank-truck carriers in the nation, Groendyke Transport brings the assurance of size, strength, and 73 years of expertise to bulk commodity shipping operations. The Heil Trophy is a prestigious trophy awarded by the National Tank Carriers association to the tank carrier with the best overall safety record and safety programs in the country. Groendyke has been awarded the Heil Trophy an industry leading six times.

About SiriCOMM
--------------
SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to interact with information needed on a regular basis. The company uses Wi-Fi technologies to create hot spots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.